EXHIBIT 10.14

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.
 CLASS SP SHARES
 EXPENSE SUPPORT AGREEMENT

THIS EXPENSE SUPPORT AGREEMENT (the “Agreement”) is effective as of the 31 day of March 2026, by and between STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP., a Delaware corporation (the “Company”), and the investment adviser of such Company, STAR MOUNTAIN FUND MANAGEMENT, LLC (the “Advisor”).

WHEREAS, the Company is an externally managed, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor renders advice and services to the Company pursuant to the terms and provisions of an Amended and Restated Investment Advisory Agreement between the Company and the Advisor dated as of the 14th day of June 2023 (the “Investment Advisory Agreement”);

WHEREAS, the Company’s Board of Directors (the “Board”) and the Advisor have determined that it is appropriate and in the best interests of the Company to limit the expenses of Class SP Shares of the Company and, therefore, have entered into this Agreement in order to maintain the Company’s Class SP expenses as set forth herein; and

WHEREAS, the Company and the Advisor desire to enter into the Agreement as described below.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.         Definition. For purposes of this Agreement, the term “Expenses” with respect to Class SP Shares of the Company, is defined to include all expenses of every character of the Company incurred in connection with Class SP Shares except (1) management fees paid under the Investment Advisory Agreement; (2) taxes; (3) acquired fund fees and expenses; and (4) custody fees.

2.          Reimbursement of Expenses. The Advisor hereby agrees to reimburse a portion of Class SP’s total Expenses equal to 0.25% of Class SP’s average quarterly net assets on an annualized basis. The Advisor may not recoup Expenses reimbursed pursuant to this Agreement for Class SP’s Expenses.

3.          Term. This Agreement shall become effective on the date first above written and shall continue in effect until terminated.

4.         Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Directors of the Company, upon sixty (60) days’ written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Directors of the Company. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination.

5.          Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.		STAR MOUNTAIN FUND MANAGEMENT, LLC

By:	/s/ Brett Hickey	By:	/s/ Brett Hickey
Name:	Brett Hickey	Name:	Brett Hickey
Title:	Chief Executive Officer	Title:	Chief Executive Officer